Exhibit 99.1

News Release For Immediate Release

Catasys Attracts $10 Million in Debt Financing to Support Accelerating Growth

Company Anticipates Product Innovations to Broaden Footprint with Health Plan Partners in the Coming Year

Los Angeles, CA – June 14, 2018 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, announced today that it has entered into a $10 million financing comprised of a receivable facility agreement of $2.5 million with Heritage Bank of Commerce (“Heritage”) and a four-year term loan of up to $7.5 million with Horizon Technology Finance Corporation (“Horizon”) (NASDAQ: HRZN).

Under the terms of the financing, the initial interest rate on the receivable facility agreement is Prime (currently 4.75%) plus 3%, or 7.75%. The initial interest rate on the term loan is 9.75% and will float with Libor when north of 2% (currently 2.05%). The blended interest rate on the financing is initially 9.10%.

Catasys intends to use the proceeds to scale new contracts and expansions, invest in new technology platforms, and provide excess capital.

Mr. Gerald A. Michaud, President of Horizon, stated, “Given Horizon’s focus on financing for companies in the technology, life science, and healthcare information and services industries, we are pleased to lead this $10 million loan facility to support the potential for Catasys’ predictive analytics, artificial intelligence and telehealth to deliver significant savings to the largest health plans in the United States. Through our diligence process, we have gained confidence in the Company’s contracted relationships with health plans, launch timing, and prospective cash flow, and look forward to following Catasys’ growth trajectory.”

Management Comments

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “We are pleased to close a financing that supports our growth plans without any dilution to shareholders. Our entire management team worked closely with Horizon and Heritage over the last few months, and after an extensive review process, created a solution that works for all parties. We anticipate using the proceeds for additional working capital to drive the accelerating expansion in our business and technological advancements in the coming months. We believe that we have enough capital to generate free cash flow after funding internal growth, and given our capital-light model, are optimistic that future growth opportunities can be funded with access to debt capital, if necessary. Overall, this is an excellent outcome for Catasys and its shareholders, and allows our Company to execute on the launches and expansions with our health plan partners in 2018.”

Catasys, Inc.	Page 2
June 14, 2018

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human intervention, to deliver improved member health and cost savings to health plans through integrated technology enabled treatment solutions. It is our mission to provide access to affordable and effective care, thereby improving health and reducing cost of care for people who suffer from the medical consequences of behavioral health conditions; helping these people and their families achieve and maintain better lives.

Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance matched with data driven motivational and consumer engagement technologies.

OnTrak integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient solution. The program is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is available to members of several leading health plans in California, Connecticut, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Catasys, Inc.
Marianne Acosta, 310-444-4346